EXHIBIT 15.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Takeda Pharmaceutical Company Limited:

We consent to the incorporation by reference in the registration statement (No. 333-239422) on Form S-8 of our reports dated June 29, 2021, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited and the effectiveness of internal control over financial reporting.

/s/KPMG AZSA LLC

Tokyo, Japan
June 29, 2021